As filed with the U.S. Securities and Exchange Commission on November 4, 2022

Registration No. 333-250154

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-250154
UNDER
THE SECURITIES ACT OF 1933

StoneMor Inc.
(Exact name of registrant as specified in its charter)

Delaware	80-0103152
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

3331 Street Road, Suite 200 Bensalem, Pennsylvania	19020
(Address of principal executive offices)	(Zip code)

StoneMor
Amended and Restated
2019 Long-Term Incentive Plan
 (Full title of the plan)

Jeffrey DiGiovanni
Senior Vice President and Chief Financial Officer
StoneMor Inc.
3331 Street Road, Suite 200
Bensalem, Pennsylvania
 (Name and address of agent for service)

(215) 826-2800
 (Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.
Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE
DEREGISTRATION OF SECURITIES

This Post-Effective Amendment No. 1 (this “Post-Effective Amendment”) relates to the Registration Statement on Form S-8 (File No. 333- 250154) (the “Registration Statement”), filed by StoneMor Inc., a Delaware corporation (the “Registrant”), on November 18, 2020 with the Securities and Exchange Commission, registering 8,221,367 shares of Common Stock of the Registrant, $0.01 par value per share, under the StoneMor Amended and Restated 2019 Long-Term Incentive Plan.

 On November 1, 2022, the Registrant’s requisite stockholders approved an Agreement and Plan of Merger, dated as of May 24, 2022, by and among the Registrant, Axar Cemetery Parent Corp., a Delaware corporation (“Parent”), and Axar Cemetery Merger Corp., a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Sub”), pursuant to which, among other things, Merger Sub was merged with and into the Company, with the Company surviving the merger and becoming a wholly-owned subsidiary of Parent (the “Merger”).

The Merger became effective on November 3, 2022. As a result of the Merger, the Registrant has terminated all offerings of securities pursuant to the Registration Statement. In accordance with an undertaking made by the Registrant in the Registration Statement to remove from registration, by means of a post-effective amendment, any of the securities that had been registered for issuance that remain unsold at the termination of such offering, the Registrant hereby removes from registration all of such securities registered but unsold under the Registration Statement.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Township of Bensalem, Commonwealth of Pennsylvania, on November 4, 2022.

STONEMOR INC.

By:	/s/ Jeffrey DiGiovanni
	Name:	Jeffrey DiGiovanni
	Title:	Senior Vice President and Chief Financial Officer

No other person is required to sign this Post-Effective Amendment to the Registration Statement in reliance upon Rule 478 under the Securities Act of 1933, as amended.